Exhibit 15

August 7, 2014

Compuware Corporation
One Campus Martius
Detroit, MI 48226

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Compuware Corporation and subsidiaries for the periods ended June 30, 2014, and 2013, as indicated in our report dated August 7, 2014; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, is incorporated by reference in Registration Statement: No. 333-68808, 333-57984, 333-79821, 333-70549, 333-43971, 333-37873, 333-17263, 33-57364, 33-78822, 333-4522, 33-98742, 333-119956, 333-146599 and 333-176967 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan